Exhibit 10.2

Bed Bath & Beyond Inc.

November 16, 2009

Mr. Steven H. Temares

Chief Executive Officer

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Re:          Escrow Account with Respect to Supplemental Executive Retirement Benefit

Dear Mr. Temares:

As you know, the letter agreement between you and Bed Bath & Beyond Inc. (the “Company”), originally effective as of January 11, 2006, which set forth the terms and conditions of your supplemental executive retirement benefit, is being amended and restated in its entirely effective as of January 11, 2006, as memorialized in the letter agreement dated November 16, 2009 (the “SERP”).  Capitalized terms used in this letter will have the meanings set forth in the SERP.

In connection with the amendment and restatement of the SERP, your execution of this letter will evidence your agreement that should you become eligible to receive a distribution from the SERP due to your retirement or voluntary Separation from Service (a “Triggering Event”), your lump sum SERP distribution, less all applicable withholding taxes, will be paid on the first business day following the six month anniversary of the Triggering Event (the “First Payment Date”) as follows: (a) 1/10 of the lump sum SERP distribution (net of applicable withholding taxes) will be distributed to you; and (b) 9/10 of the lump sum SERP distribution (net of applicable withholding taxes) will be deposited into an escrow account to be held by an escrow agent, which escrow agent will be mutually agreed upon by you and the Company (but which, in any event, shall be a bank or other financial institution having assets of at least $10 billion).  In the event of a distribution from the SERP due to your death, Disability, termination by the Company without Cause or Separation from Service within 12 months following a Change in Control, no escrow account will be established and you will be entitled to receive the SERP distribution in accordance with the terms of the SERP.

You agree that, no later than 120 days following a Triggering Event, you will enter into an escrow agreement by and among you, the Company and the escrow agent which will set forth the terms and conditions with respect to amounts held in the escrow account.  You further agree that the escrow agreement will contain the following terms:

1.             Amounts deposited and held in the escrow account will be distributed in 9 equal annual installments to be distributed on each of the 9 annual anniversaries of the First Payment Date.

2.             You will have the right to direct the investment of the funds in the escrow account from among the permitted investments which will be: (i) debt obligations of the U.S. government, (ii) short-term investment grade obligations of U.S. and foreign corporations, including commercial paper, certificates of deposit, notes, bonds, debentures, and (iii) pooled, commingled or mutual funds which invest solely in the above.

3.             Interest, dividends and other earnings on escrow account funds during the 12-month period between distribution dates will be distributed to you annually with each annual installment.  You will be responsible for the payment of any income or other taxes arising as a result of such distributions.  A net loss incurred by the escrow account during any such 12-month period will reduce the annual installment to be paid immediately following the conclusion of such 12-month period (and, if necessary, any subsequent installments).

4.             In the event of your death prior to payment of all 9 installments, the Company will direct the escrow agent to pay the remaining amount in the escrow account, including accrued investment earnings (such total amount the “Remaining Amount”) to the beneficiary(ies) you have designated pursuant to the SERP (or, if you have not designated a beneficiary, to your estate) no later than 30 days after your death.

5.             In the event of a Change of Control of the Company that occurs on or after the deposit of the Retirement Benefit into the escrow account and prior to payment of all 9 installments, the Company will direct the escrow agent to pay the Remaining Amount to you simultaneously with the Change of Control, or as soon as possible thereafter, but in no event later than 30 days following the Change in Control.

6.             In the event you do not comply with the restrictive covenant not to compete with the Company (as described in Section 4 of your Employment Agreement, but for the term of the escrow agreement) (the “Restrictive Covenant”) prior to the payment of the entire Remaining Amount from the escrow account, the Company will have the right (subject to the provisions of the escrow agreement) to direct the escrow agent to pay the Remaining Amount to the Company no later than 15 days after notice to the escrow agent and to you, and you will forfeit any and all rights to the Remaining Amount.  Notwithstanding the foregoing, it is specifically understood and agreed that following a Change in Control that occurs on or after the deposit of the Retirement Benefit into the escrow account, no forfeiture due to a violation of Restrictive Covenant shall occur, and the provisions of the Restrictive Covenant shall no longer be applicable solely with respect to the Retirement Benefit.  Nothing in the SERP or this letter shall be deemed to require compliance by you with the Restrictive Covenant beyond the period specified in Section 4 of your Employment Agreement; the only consequence of your breach of the Restrictive Covenant after the period specified in Section 4 of your Employment Agreement and before the payment to you of the entire Remaining Amount from the escrow account is the forfeiture of the Remaining Amount in accordance with the terms of the SERP and this letter.

7.             The Company will be responsible for payment of the escrow agent’s annual fees.

You further agree that in the event you violate the Restrictive Covenant following the Triggering Event and prior to the payment of the entire Remaining Amount, you will use commercially reasonable efforts (taking into account applicable costs, fees and tax ramifications) to obtain a refund from the appropriate taxing authorities of the withholding taxes previously remitted on the portion of the Retirement Benefit forfeited by you under Section 6 above and, in the event any such amounts are refunded to you, you will promptly remit such refunded amounts to the Company (less any other income or other taxes, penalties or interest incurred by you solely as a result of any such refund).  Upon written notice given to you by the Company, you will, to the maximum extent permitted by law, assign to the Company the right to obtain such refund.  The Company shall promptly reimburse you for or pay on your behalf all reasonable legal fees and expenses incurred by you in connection with any filings or proceedings to the extent attributable to such refund request within 60 days after such fees or expenses are incurred.  Such reimbursement right shall continue for your lifetime and the lifetime of your spouse as contemplated pursuant to the objectively and specifically prescribed period requirement of Treasury Regulation Section 1.409A-3(iv)(A)(2), and will not be subject to liquidation or exchange for another benefit.  The amount of such expenses reimbursed to you or paid on your behalf in any one calendar year will not affect the amount of such expenses eligible for reimbursement or payment in any other calendar year.

This Agreement sets forth all understandings with regard to the escrow account to be established to hold your SERP distribution in the event you retire or voluntarily incur a Separation from Service with the Company.  This Agreement may not be amended or terminated without the written agreement of both parties hereto.  This Agreement will be governed by the laws of the State of New York without giving effect to its conflict of laws principles.

Sincerely,

/s/ Warren Eisenberg
Warren Eisenberg
Co-Chairman of the Board of Directors

Acknowledged and Agreed by:

/s/ Steven H. Temares
Steven H. Temares